AMENDMENT TO THE
NATIONAL FUEL GAS COMPANY
DEFERRED COMPENSATION PLAN

I, P.C. Ackerman, pursuant to Article 10 of the National Fuel Gas Company Deferred Compensation Plan (the “Plan”) and to resolutions adopted by the Board of Directors of National Fuel Gas Company on June 14, 2001, do hereby execute the following amendment to the Plan, effective July 1, 2001 for all cycles of the Plan.

1. Section 10.2 shall be amended by restating the last sentence to read as follows:

“The Company has eliminated the Supplemental Interest Rate with respect to Cycle III-A, IV and all subsequent cycles.”

2. A new Section 11.5 is hereby added to the Plan, which shall read as follows:

11.5 Claims Procedures.

(a)	It is the intent of the Company to make payments under the Plan without the Participant having to complete or submit a claim for benefits. However, a Participant who believes he or she is entitled to a payment under the Plan may submit a claim for payment to the Committee. Any claim for payments under the Plan must be made by the Participant or his or her beneficiary in writing and state the Participant’s name and the nature of benefits payable under the Plan on a form acceptable to the Committee. The Participant’s claim shall be deemed to be filed when received in writing by the Committee. The committee’s decision shall be in writing delivered to the Participant within 90 days of the date the claim is filed, unless circumstances require the extension of such 90-day period. If such extension is necessary, the Committee shall provide the Participant or his or her beneficiary with written notification of such extension before the expiration of the initial 90-day period. Such notice shall specify the reason or reasons for such extension and the date by a which a final decision can be expected.

If for any reason a claim for payments under the Plan is wholly or partially denied by the Committee, the Committee shall deliver to the Participant a written explanation setting forth the specific reasons for the denial, specific references to the pertinent provisions of the Plan on which the denial is based, a description of any additional material or information necessary, an explanation of why such material or information is necessary, and information on the procedures to be followed by the Participant in obtaining a review of his or her claim.

(b)	The Participant shall have 60 days following his or her receipt of the denial of the claim to file with the Committee a written request for review of the denial. In connection with such review, the Participant or the Participant’s representative may review pertinent documents and submit written comments, documents, records, and other information relevant to the claim.

(c)	The Committee shall decide the issues on review and furnish the Participant with a copy of its decision within 60 days of receipt of the Participant’s request for review, unless circumstances require the extension of such 60-day period. If such extension is necessary, the Committee shall provide the Participant with written notification of such extension before the expiration of such initial 60-day period. The Committee’s decision on review shall be in writing and shall include specific reasons for the decision, as well as specific references to the pertinent provisions in the Plan on which the decision is based. In no event may a Participant commence legal action for benefits the Participant believes are due the Participant until the Participant has exhausted all of the remedies and procedures afforded the Participant by this Section.

3. A new Section 12.13 is hereby added to the Plan, which shall read as follows:

12.13 Hardship Withdrawals.

(a)	In addition to the other distribution provisions of this Plan, and notwithstanding any provision herein to the contrary, in the event a participant incurs an unforeseeable emergency, the Participant may make a written request to the Committee for a hardship withdrawal from his or her Savings Account or retirement Account established under the Plan.

(b)	An unforeseeable emergency is a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent of the Participant, loss of the participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. An unforeseeable emergency shall not include the need to meet educational expenses or the costs related to the purchase of a residence.

(c)	If such a request is approved by the committee, which decision by the Committee shall be made in its dole discretion on a case by case basis, a hardship withdrawal may be permitted under this Section. Withdrawals of amounts because of an unforeseeable emergency are only permitted tot he extent reasonably needed to satisfy the emergency need. In addition, the Committee, in its discretion, may require the Participant to suspend deferrals under the Plan for the remainder of the Deferral Period in which the hardship withdrawal is taken.

4. In all other respects, the Plan shall remain unchanged.
                                                     NATIONAL FUEL GAS COMPANY

June 15, 2001                                        /s/ P. C. Ackerman
Dated                                                P.C. Ackerman
                                                     President